INVESTMENT SUBADVISORY AGREEMENT


         THIS AGREEMENT, effective as of March 5, 2004 by and between Eastern Point Advisors ("Advisor") a registered investment adviser under the Investment Advisers Act of 1940, as amended, having offices at 230 Broadway, Lynnfield, MA 01940 and Dividend Growth Advisors LLC ("Sub-Advisor"), a registered investment adviser under the Investment Advisers Act of 1940, as amended, having offices at 1894 Andell Bluff Blvd., John's Island, SC 29455.

         WHEREAS, the Advisor desires to appoint and designate the Sub-Advisor to provide investment subadvisory services for the mutual fund, Rising Dividend Growth Fund, of the Advisor and the Sub-Advisor agrees to so act.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed between the parties as follows:

    1. Appointment of Sub-Advisor. The Advisor hereby designates and retains the Sub-Advisor to furnish investment subadvisory services for the Rising Dividend Growth Fund of the Advisor, and the Sub-Advisor hereby accepts such appointment and agrees to give advice with respect to the investment and reinvestment of assets in the Rising Dividend Growth Fund of the Advisor in accordance with the terms of this Agreement. Rising Dividend Growth Fund is referred to as the "Fund" in this agreement.

    2. Discretion. The Sub-Advisor is hereby granted complete discretion in the management of the investments in the Rising Dividend Growth Fund of the Advisor, according to the investment objectives of the Fund's prospectus and is authorized without the Advisor's prior consultation or approval to invest and reinvest the assets of the Fund, the proceeds thereof and any additions thereto, to make investment changes and top take any other lawful action with respect to the Fund.

    3. Prudence. The Sub-Advisor, in the performance of it duties hereunder, shall act at all times with care, skill, prudence and diligence, under the circumstances prevailing that a prudent person who is familiar with such matters would use in discharging such duties and exercising such powers.

    4. Investment Objective. The Advisor may establish additional or different investment objectives, or impose investment restrictions on the Sub-Advisor, with respect to the Fund in accordance with the Fund's prospectus being managed by the Sub-Advisor by furnishing written notice to the Sub-Advisor of such change. The Sub-Advisor is granted the broadest possible discretion in the selection of specific common, preferred stock, and fixed income securities for the Fund and is authorized to invest or maintain the assets in such securities and cash or its equivalents, in such proportions as the Sub-Advisor shall determine.

    5. Representations by Advisor. Advisor represents and confirms that the employment of Sub-Advisor is authorized by the governing documents relating to the Fund and that the terms thereof do not violate any obligation by which the Advisor is bound, whether arising by contract, operation of law, or otherwise, and that: (a) this Agreement has been duly authorized by appropriate action by the Trustees of the Fund, and when executed and delivered will be binding upon the Advisor in accordance with its terms; and (b) if requested, the Advisor will deliver to Sub-Advisor evidence of such authority as Sub-Advisor may reasonably require.

    6. Compensation. The Advisor shall compensate the Sub-Advisor for services rendered by the payment of an annual fee of .25% of the fair market value of all assets in the Fund, billed quarterly in arrears and payable within 30 days of the end of the quarter (prorated for any portion of a quarter at the beginning or ending on the termination of this Agreement) at the following rate beginning on March 1, 2004. For assets contributed to the Fund by the Sub-Advisor, the annual fee shall be 0.35%. The minimum Sub-Advisor fee shall be $6,250.00 monthly, inclusive of both Fund Sub-Advisory and Separate Account management services.

    7. Expenses. Excluding brokerage commissions, stock transfer and taxes and similar charges which may become payable, the Sub-Advisor shall be responsible and liable for all expenses incurred by it in performing its obligations hereunder. All travel expenses authorized by the Advisor shall be paid by the Advisor on behalf of the Sub-Advisor.

    8. Indemnification. The Advisor agrees to indemnify, hold harmless and defend the Sub-Advisor against any claims caused by its action in good faith pursuant to instructions received by it from the Advisor or its duly authorized agents, or against any claim caused by its failure to act in the absence of such instructions.

    9. Brokerage. The Advisor hereby authorizes the Sub-Advisor to issue instructions to purchase, sell and otherwise to trade in and deal with, any security for the account and risk of, and in the name of the Advisor. The Sub-Advisor shall allocate such transactions to brokers and dealers on a best execution basis for execution on such markets at prices as in the good faith judgment of Sub-Advisor will be in the best interest of the client.

    10. Research Services. Advisor agrees to reimburse Sub-Advisor for specific research and analytical expense for management of the Fund on a pre-approved basis.

    11. Service to Other Clients. It is understood that the Sub-Advisor performs investment-advisory and management services for various clients that may, but do not necessarily include, investment companies. Advisor agrees that the Sub-Advisor may receive advice and take action with respect to any of its other clients, which may differ, from the timing or nature of action taken with respect to the Fund of the Advisor over a period of time on a fair and equitable basis relative to other clients.

     12. Confidential Relationship. All investment information and advice furnished by the Sub-Advisor to the Fund of the Advisor shall be treated as confidential and shall not be disclosed to third parties except as required by law.

     13. Termination, Assignment and Assigns. This Agreement shall continue until terminated by either party hereto. Either party giving to the other thirty (90) days written notice of such termination may terminate it at any time. The Sub-Advisor may, in its sole discretion, resign as Sub-Advisor to the Fund upon ninety (90) days of written notice of such resignation.

     14. Notification. The Sub-Advisor agrees promptly to notify the Advisor of any change in its status as a registered investment adviser under the Investment Advisers Act of 1940, as amended. All notices shall be in writing and shall be deemed given if delivered or mailed (certified or registered mail, postage prepaid) to the principal office of the party hereto. The Sub-Advisor may rely upon any Notice believed by it to be genuine and authorized.

         Notices sent pursuant to this Agreement may be sent as follows. In the case of Notices sent to the Advisor: Attention Compliance, Eastern Point Advisors, Inc., 230 Broadway, Lynnfield, MA 01940. In the case of Notices sent to the Sub-Advisor: Attention: Compliance, Dividend Growth Advisors LLC, 1894 Andell Bluff Blvd., John's Island, SC 29455.

     15. Proxies. Unless otherwise stipulated, proxies shall be voted in accordance with the Investment Company Act of 1940 and the prospectus of the Fund.

     16. Miscellaneous. This Agreement constitutes the entire understanding of the parties and may be amended only by written instrument executed by the parties hereto. Headings in the Agreement are for the convenience of reference only and shall not limit or otherwise affect the meaning of this Agreement. This Agreement shall be performed in accordance with all applicable state and federal laws and administrative regulations.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates appearing below.



Eastern Point Advisors, Inc.,
Advisor



By:/s/TIMOTHY B. MURPHY                              Date:   3/25/04
   -------------------------                               --------------


Dividend Growth Advisors LLC,
Sub-Advisor



By:/s/THOMAS CAMERON                                 Date:   3/25/04
   ------------------------                               ---------------






           Addendum to Investment Sub-Advisory Agreement ("Agreement")
                                 by and between
                       Eastern Point Advisors ("Advisor")
                                       and
                  Dividend Growth Advisors LLC ("Sub-Advisor")

Paragraph 13 contained in the Agreement is replaced in its entirety with the following:

13. Duration, Termination, Assignment and Assigns.

         The term of this Agreement shall begin on the date of its execution and shall remain in effect for two years from that date and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof, if such continuation is specifically approved at least annually in the manner required by the Investment Company Act of 1940. This Agreement shall be initially submitted to the shareholders of the Fund for approval and shall automatically terminate if not approved by a majority of the shares of the Fund.

         This Agreement may be terminated at any time without the payment of any penalty: (a) by the Advisor on sixty (60) days written notice to the Sub-Advisor; (b) by the Fund either by a vote of the majority of the Board of Trustees of the Trust or by a vote of the majority of the outstanding shares of beneficial interest of the Fund, in either case upon sixty (60) days written notice to the Sub-Advisor; or (c) by the Sub-Advisor on sixty (60) days written notice to the Advisor.

         This Agreement will terminate automatically in the event of the termination of the Investment Advisory Agreement.

         This Agreement shall automatically terminate in the event of its assignment.